Exhibit 99.1

News Release

PartnerRe Ltd. Provides Preliminary Estimate of Losses Related to Superstorm Sandy

PEMBROKE, Bermuda, December 19, 2012 -- PartnerRe Ltd. (NYSE, Euronext: PRE) today announced that the Company expects to record a charge of between $200 million and $240 million, pre-tax, net of retrocession and reinstatement premiums, in its fourth quarter 2012 results, related to Superstorm Sandy.

The Company estimates that the majority of its losses will come from accounts with commercial line exposures. A number of business lines written by the Company are impacted by Superstorm Sandy, including catastrophe treaties, property per risk treaties, marine treaties, engineering treaties and facultative policies. This charge is expected to impact the Company’s Catastrophe, U.S. P&C, and Global Specialty sub-segments.

The estimated losses are based on information received from the Company’s cedants, supplemented by other loss estimation techniques employed by the Company, and considers all of the Company’s exposures. There is considerable uncertainty associated with any loss estimate, which in this instance, is further complicated by the inherent uncertainties involved in the claim settlement process. The ultimate loss, therefore, may differ materially from the current estimate.

_______________________

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, mortality, longevity and health, and alternative risk products. For the year ended December 31, 2011, total revenues were $5.4 billion, and at September 30, 2012, total assets were $23.6 billion, total capital was $7.9 billion and total shareholders’ equity was $7.1 billion.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, credit, interest, currency and other risks

PartnerRe Ltd. 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com associated with the Company’s investment portfolio, adequacy of reserves, levels and pricing of new and renewal business achieved, changes in accounting policies, risks associated with implementing business strategies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Daniel Goldstein
Media Contact: Celia Powell